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                                                                     Exhibit 8.1
             [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                        April 21, 1999

MovieFone, Inc.
335 Madison Avenue
New York, New York 10017

Gentlemen:

   We have acted as counsel to you, MovieFone, Inc. ("MovieFone"), a Delaware corporation, in connection with the proposed merger (the "Merger") of MF Acquisition Corporation, a Delaware corporation that is wholly owned by America Online, Inc., with and into MovieFone. This opinion is being furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

   In rendering our opinion, we have reviewed the Registration Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the U.S. Department of Treasury (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.
   Based upon the foregoing, although the discussion in the Registration Statement under the headings "Summary of the Transaction -- U.S. Federal Income Tax Consequences of the Merger" and "Material United States Federal Income Tax Consequences of the Merger" does not purport to discuss all of the anticipated material U.S. federal income tax consequences relating to the Merger, it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of the anticipated material U.S. federal income tax consequences under existing law. There can be no assurance that the IRS will not assert contrary positions.
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MovieFone, Inc.
April 21, 1999
Page 2

   This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

   In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Skadden, Arps, Slate
                                          Meagher & Flom LLP